EXHIBIT 99.1

NEWS RELEASE

RANGE REDEEMS 6% CONVERTIBLE SUBORDINATED DEBENTURES

FORT WORTH, TEXAS, July 2, 2004 — RANGE RESOURCES CORPORATION (NYSE: RRC) today announced that it has elected to redeem all of its outstanding 6% Convertible Subordinated Debentures due 2007 (the “Debentures”) on August 1, 2004 at a redemption price equal to 102% of the principal amount of the Debentures outstanding, plus accrued interest. The principal amount of the Debentures to be redeemed equals $8.9 million. The aggregate redemption price, including the required premium, will be $9.1 million.

John H. Pinkerton, Range’s President and Chief Executive Officer, stated, “By redeeming these debentures, we are further simplifying our capital structure and eliminating the potential dilution, upon conversion, of 463,000 shares of common stock.”

Except for historical information, statements made in this release are forward-looking statements as defined by the Securities and Exchange Commission. These statements are based on assumptions and estimates that management believes are reasonable based on currently available information; however, management’s assumptions and the Company’s future performance are subject to a wide range of business risks and uncertainties and there is no assurance that these goals and projections can or will be met. The Company undertakes no obligation to publicly update or revise any forward-looking statements. Further information on risks and uncertainties is available in the Company’s filings with the Securities and Exchange Commission, which are incorporated by reference.

RANGE RESOURCES CORPORATION (NYSE: RRC) is an independent oil and gas company operating in the Permian, Midcontinent, Gulf Coast and Appalachian regions of the United States.

2004-21

Contact:	Rodney Waller, Senior Vice President
(817) 870-2601
www.rangeresources.com